Exhibit 99.1

Constellation Pharmaceuticals Announces Third-Quarter and Nine-Month 2018 Financial Results

•	Company Executing on Lead Programs CPI-1205 and CPI-0610

•	Expects to Evaluate Proof of Concept for Both Programs in Mid-2019

CAMBRIDGE, Massachusetts, November 8, 2018 – Constellation Pharmaceuticals, Inc., (Nasdaq: CNST) a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics, today announced its third-quarter and nine-month 2018 financial results.

“We are excited about the progress we have made this year with our clinical programs and our entire epigenetics platform,” said Jigar Raythatha, president and chief executive officer of Constellation Pharmaceuticals. “In 2019, we look forward to further progress in our pipeline, as we expect to evaluate proof of concept for both our ProSTAR and MANIFEST clinical trials in mid-2019 as well as initiate clinical development of our second-generation EZH2 inhibitor CPI-0209.”

Recent News

•

Continued enrollment in ProSTAR Phase 1b/2 study of CPI-1205 in metastatic castration-resistant prostate cancer (mCRPC). As planned, 34 sites are activated and enrolling patients in each of the two cohorts of the Phase 1b portion of the study. The Company expects to determine a recommended Phase 2 dose and begin the randomized portion of the trial in the fourth quarter of 2018.

•

Enhanced and expanded the Phase 2 portion of the ongoing MANIFEST study of CPI-0610 in myelofibrosis (MF). Constellation modified the MANIFEST trial design to stratify for transfusion-dependent status in second-line treatment and to initiate a first-line treatment arm in combination with ruxolitinib in JAK 1/2-inhibitor-naïve patients with MF. These changes are intended to provide additional measures of potential clinical activity and to expand the potential addressable population of MF patients for CPI-0610, thereby enabling multiple potential paths to registration. More than a dozen sites are now open for MANIFEST in the US, Canada, and Europe, with more sites expected to open in the next few months. Preliminary data in this trial as of May 25 included evidence of reductions in spleen volume, improvements in symptom scores, and increased hemoglobin levels, as well as one case of a transfusion-dependent patient achieving transfusion independence.

•

Announced Fast Track designation for CPI-0610 for the treatment of MF. The FDA awarded CPI-0610 Fast Track status based on preliminary results from the Phase 2 MANIFEST study. Fast Track is a process designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill unmet medical needs.

•

Expanded Board of Directors with experts in mCRPC and MF. Constellation announced the appointments of Dr. Elizabeth G. Tréhu and Steven L. Hoerter to its Board of Directors, bringing considerable experience working in the disease areas of mCRPC and MF.

•

Presenting preclinical data from EZH2 franchise in prostate cancer. Constellation will be presenting data at the upcoming EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium on November 13-16 in Dublin, Ireland, and at the AACR-KCA Joint Conference on Precision Medicine in Solid Tumors on November 15-17 in Seoul, South Korea.

Third Quarter 2018 Financial Results

•

Cash and cash equivalents as of September 30, 2018 grew 45% to $128.5 million compared to June 30, 2018, primarily due to capital raised in the initial public offering in July, partially offset by operating expenses.

•	Research and development (R&D) expenses increased 66% year over year to $12.7 million in the third quarter of 2018 mainly due to increased clinical trial expenses.

•

General and administrative (G&A) expenses grew 86% year over year to $3.7 million in the third quarter of 2018, primarily due to costs related to building out the organization as the Company evolved from a preclinical-stage company to a multi-candidate clinical-stage company, as well as costs associated with operating as a public company.

•

The net loss attributable to common stockholders increased 9% year over year to $15.9 million mainly due to increases in G&A and R&D expenses, partly offset by the inclusion of unpaid cumulative dividends in 2017 that were waived in 2018. The net loss per share attributable to common stockholders decreased 95% to $0.81 per share for the third quarter of 2018 due to an increase in shares outstanding as a result of the initial public offering and conversion of the preferred stock to common stock.

Financial Guidance

We expect that cash as of September 30, 2018, will fund planned operations into the first quarter of 2020.

Anticipated Milestones

The Company continues to anticipate achieving the following milestones during the upcoming twelve months:

Fourth Quarter 2018

•	Initiate the Phase 2 portion of the ProSTAR study with CPI-1205

Early 2019

•	Determine safety and the recommended Phase 2 dose in the ORIOn-E trial for CPI-1205 in combination with checkpoint inhibitors in solid tumors

Mid 2019

•	Initiate the Phase 1 trial with CPI-0209, a second-generation EZH2 inhibitor

•	Evaluate proof of concept for CPI-1205 in the ProSTAR trial

•	Evaluate proof of concept for CPI-0610 in the MANIFEST trial

Financial Results (Unaudited)

Constellation Pharmaceuticals, Inc.

Statements of operations and comprehensive loss (unaudited)

	Nine months ended September 30,		Three months ended September 30,
(In thousands, except share and per-share amounts)	2018	2017	2018	2017
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	32,143	22,564	12,733	7,690
General and administrative	8,469	4,636	3,680	1,981
Total operating expenses	40,612	27,200	16,413	9,671

Other income (expense):
Interest income	859	111	482	45
Interest expense	(228)	(799)	(7)	(246)
Change in fair value of preferred stock tranche liability	—	4,443	—	90
Total other income (expense), net	631	3,755	475	(111)
Net loss and comprehensive loss	(39,981)	(23,445)	(15,938)	(9,782)
Cumulative dividends on convertible preferred stock	—	(13,342)	—	(4,818)
Net loss attributable to common stockholders	$(39,981)	$(36,787)	$(15,938)	$(14,600)
Net loss per share attributable to common stockholders, basic and diluted	$(5.45)	$(38.43)	$(0.81)	$(15.18)
Weighted average common shares outstanding, basic and diluted	7,332,052	957,139	19,619,239	961,838

Constellation Pharmaceuticals, Inc.

Balance sheets (unaudited)

(In $ thousands)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$128,475	$16,404
Other current assets	3,537	1,318
Total assets	133,262	19,103
Current liabilities	10,521	11,131
Total liabilities	10,699	11,708
Convertible preferred stock	—	173,228
Total stockholders’ equity (deficit)	$122,563	$(165,833)

Note: Abbreviated financial statements; please refer to Form 10-Q for more details, including explanatory notes.

About Constellation Pharmaceuticals

Constellation Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that selectively modulate gene expression to address serious unmet medical needs in patients with cancer. The Company has a deep understanding of how epigenetic and chromatin modifications in cancer cells and in the tumor and immune microenvironment play a fundamental role in driving disease progression and drug resistance. Constellation is driving development of the EZH2 inhibitors CPI-1205 and CPI-0209 for the treatment of metastatic castration-resistant prostate cancer and other cancers as well as the BET inhibitor CPI-0610 for the treatment of myelofibrosis. The Company is also applying its broad research and development capabilities to explore other novel targets that directly and indirectly impact gene expression to fuel a sustainable pipeline of innovative small-molecule product candidates.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development status of the Company’s product candidates, the anticipated benefits of the changes to its clinical trial protocols and its anticipated achievement of milestones, including determination of proof of concept. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Company’s strategy, future operations, future financial position, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Constellation’s ability to: obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in clinical trials; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of CPI-1205, CPI-0610 and its other product candidates; advance the development of its product candidates under the timelines it anticipates, or at all, in current and future clinical trials; obtain, maintain or protect intellectual property rights related to its product candidates; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward- looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. CPI-1205, CPI-0610, CPI-0209, and other product candidates are investigational in nature and have not yet been approved by the FDA or other regulatory authorities.

Contact

Ronald Aldridge

Investor Relations

Constellation Pharmaceuticals

+1 617-714-0539

ron.aldridge@constellationpharma.com

Lauren Arnold

Media Relations

MacDougall Biomedical Communications

+1 781-235-3060

larnold@macbiocom.com